Exhibit 99.1

FOR IMMEDIATE RELEASE

ZAP (OTCBB: ZAAP) Posts Profit, Record Sales for 2006

SANTA ROSA, CA (November 14, 2006) -- Electric car pioneer ZAP (OTC BB:ZAAP), a leader in advanced transportation and energy technologies, posted record sales for the first nine months of 2006 as well as a net profit for the quarter, thanks to results generated by its automotive distribution.

With electric cars sales now adding to its bottom line and record gas prices driving demand, ZAP has posted a profitable quarter and record sales for its 12-year history. Sales for the first nine months of 2006 were $9.9 million compared to $2.9 million for the prior year, an increase of $7.0 million or 272 percent. Net sales for the third quarter were $2.6 million compared to $799,000 in 2005.

ZAP's spike in sales can be attributed to the launch of its automotive marketing, including the new XEBRA electric car and pickup truck going on display November 18 at the San Francisco International Auto Show. ZAP has established an automotive dealer network to help expand its marketing for electric vehicles. Sales for all ZAP's electric transportation have risen, from its ZAPPY3 electric transporters, to scooters, mopeds, bicycles, motorcycles, ATVs, dirt bikes, seascooters and more.

"With record sales and a net profit, ZAP is grateful to all the supporters who believed in us for the past 12 years," said CEO Steve Schneider. "In particular, we want to thank our dealers who are the true ambassadors of electric transportation in communities across the country. The wheels of progress are turning and ZAP is playing a vital role in the future of transportation."

ZAP reported a net income of $305,000 for the quarter ended September 30, 2006 as compared to a net loss of $6.8 million for the quarter ended September 30, 2005. Contributing to the profit was a gain on the settlement of the Smart-Automobile LLC liability during the quarter.

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP is at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, alcohol, hybrid and other innovative power systems. For more information, visit http://www.zapworld.com.

Forward-Looking Statements

Statements in this press release that relate to future plans or projected results of ZAP are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. ZAP's actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence on third-party suppliers, intellectual property rights, and the realization of any of the other risks described in ZAP's Annual Report on Form 10-KSB, or in any of ZAP's other filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to put undue reliance on forward-looking statements.

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Contacts:

Eveline Souza, Media Relations, 707-525-8658 x 216, esouza@zapworld.com

Investor Relations, Tony Collins, Contact Financial, (877)990-1122, investor@zapworld.com